Exhibit 99.4
Item 8.  Financial Statements and Supplementary Data
The consolidated financial statements listed in the accompanying Index to Consolidated Financial Statements are incorporated by reference into this Item 8.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PENSKE AUTOMOTIVE GROUP, INC
As of December 31, 2008 and 2007 and For the Years Ended
December 31, 2008, 2007 and 2006

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of Penske Automotive Group, Inc. and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors that the Company’s internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation and presentation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on our assessment we believe that, as of December 31, 2008, the Company’s internal control over financial reporting is effective based on those criteria.
The Company’s independent registered public accounting firm that audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report appears on page F-3.
Penske Automotive Group, Inc.
March 10, 2009
MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of UAG UK Holdings Limited and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors that the Company’s internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation and presentation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on our assessment we believe that, as of December 31, 2008, the Company’s internal control over financial reporting is effective based on those criteria.
The Company’s independent registered public accounting firm that audited the consolidated financial statements of UAG UK Holdings Limited has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report appears on page F-5.
UAG UK Holdings Limited
March 10, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Penske Automotive Group, Inc.
Bloomfield Hills, Michigan
We have audited the accompanying consolidated balance sheets of Penske Automotive Group, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15.  We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedules and an opinion on the Company’s internal control over financial reporting based on our audits. We did not audit the financial statements or the effectiveness of internal control over financial reporting of UAG UK Holdings Limited and subsidiaries (a consolidated subsidiary), which statements reflect total assets constituting 29% and 31% of consolidated total assets as of December 31, 2008 and 2007, respectively, and total revenues constituting 35%, 36%, and 30% of consolidated total revenues for the years ended December 31, 2008, 2007 and 2006, respectively. Those financial statements and the effectiveness of UAG UK Holdings Limited and subsidiaries’ internal control over financial reporting were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts and to the effectiveness of UAG UK Holdings Limited and subsidiaries’ internal control over financial reporting, is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits and the report of the other auditors provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, based on our audits and (as to the amounts included for UAG UK Holdings Limited and subsidiaries) the report of the other auditors, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.  Also, in our opinion, based on our audit and the report of the other auditors, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
As discussed in Note 1, the financial statements have been retrospectively adjusted to conform to FSP APB 14-1, FSP EITF 03-6-1, and SFAS No. 160, and for the effects of discontinued operations.
/s/  Deloitte & Touche LLP
Detroit, Michigan
March 10, 2009, except as to the effects of discontinued operations and retrospective adjustments discussed in Note 1, as to which the date is January 21, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
UAG UK Holdings Limited:
We have audited the accompanying consolidated balance sheets of UAG UK Holdings Limited and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule. We also have audited UAG UK Holdings Limited’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
As discussed in Note 1, the financial statements have been retrospectively adjusted for the effects of discontinued operations.
/s/  KPMG Audit Plc
Birmingham, United Kingdom
March 10, 2009, except for Note 1, as to which the date is January 21, 2010

PENSKE AUTOMOTIVE GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except
	per share amounts)
ASSETS
Cash and cash equivalents	$20,108	$14,797
Accounts receivable, net of allowance for doubtful accounts of $2,075 and $2,869, as of December 31, 2008 and 2007, respectively	294,048	445,248
Inventories	1,589,105	1,662,003
Other current assets	88,251	64,998
Assets held for sale	15,534	114,697

Total current assets	2,007,046	2,301,743
Property and equipment, net	662,121	615,581
Goodwill	777,677	1,430,393
Franchise value	196,358	235,505
Equity method investments	296,487	62,752
Other assets	22,460	21,117

Total assets	$3,962,149	$4,667,091

LIABILITIES AND EQUITY
Floor plan notes payable	$964,783	$1,056,120
Floor plan notes payable — non-trade	506,688	468,830
Accounts payable	178,282	264,134
Accrued expenses	195,994	205,432
Current portion of long-term debt	11,305	14,522
Liabilities held for sale	23,060	82,578

Total current liabilities	1,880,112	2,091,616
Long-term debt	1,052,060	780,252
Other long-term liabilities	221,556	329,287

Total liabilities	3,153,728	3,201,155
Commitments and contingent liabilities
Equity
Penske Automotive Group stockholders’ equity:
Preferred Stock, $0.0001 par value; 100 shares authorized; none issued and outstanding	—	—
Common Stock, $0.0001 par value, 240,000 shares authorized; 91,431 shares issued and outstanding at December 31, 2008; 95,020 shares issued and outstanding at December 31, 2007	9	9
Non-voting Common Stock, $0.0001 par value, 7,125 shares authorized; none issued and outstanding	—	—
Class C Common Stock, $0.0001 par value, 20,000 shares authorized; none issued and outstanding	—	—
Additional paid-in-capital	731,037	776,989
Retained earnings	119,745	573,682
Accumulated other comprehensive (loss) income	(45,990)	99,988

Total Penske Automotive Group stockholders’ equity	804,801	1,450,668
Non-controlling interest	3,620	15,268

Total equity	808,421	1,465,936

Total liabilities and equity	$3,962,149	$4,667,091

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Revenue:
New vehicle	$5,942,667	$6,933,349	$6,116,762
Used vehicle	2,836,447	3,087,059	2,472,863
Finance and insurance, net	258,955	286,363	243,006
Service and parts	1,400,922	1,389,654	1,206,581
Distribution	348,809	—	—
Fleet and wholesale	837,459	1,071,777	893,745

Total revenues	11,625,259	12,768,202	10,932,957

Cost of sales:
New vehicle	5,456,032	6,350,401	5,581,562
Used vehicle	2,623,127	2,845,368	2,266,573
Service and parts	622,176	612,918	540,873
Distribution	294,535	—	—
Fleet and wholesale	841,042	1,064,673	888,485

Total cost of sales	9,836,912	10,873,360	9,277,493

Gross profit	1,788,347	1,894,842	1,655,464
Selling, general and administrative expenses	1,491,164	1,505,794	1,312,467
Intangible impairments	643,459	—	—
Depreciation and amortization	53,715	49,868	42,306

Operating (loss) income	(399,991)	339,180	300,691
Floor plan interest expense	(64,164)	(73,148)	(58,311)
Other interest expense	(54,322)	(55,184)	(48,286)
Debt discount amortization	(13,983)	(12,896)	(11,080)
Equity in earnings of affiliates	16,513	4,084	8,201
Loss on debt redemption	—	(18,634)	—

(Loss) income from continuing operations before income taxes	(515,947)	183,402	191,215
Income tax benefit (provision)	105,393	(61,965)	(64,198)

(Loss) income from continuing operations	(410,554)	121,437	127,017
(Loss) income from discontinued operations, net of tax	(8,348)	796	(6,550)

Net (loss) income	(418,902)	122,233	120,467
Less: Income attributable to non-controlling interests	1,133	1,972	2,172

Net (loss) income attributable to Penske Automotive Group common stockholders	$(420,035)	$120,261	$118,295

Basic earnings per share attributable to Penske Automotive Group common stockholders:
Continuing operations	$(4.38)	$1.26	$1.33
Discontinued operations	(0.09)	0.01	(0.07)
Net (loss) income	$(4.47)	$1.27	$1.26
Shares used in determining basic earnings per share	93,958	94,854	94,165
Diluted earnings per share attributable to Penske Automotive Group common stockholders:
Continuing operations	$(4.38)	$1.26	$1.32
Discontinued operations	(0.09)	0.01	(0.07)
Net (loss) income	$(4.47)	$1.27	$1.25
Shares used in determining diluted earnings per share	93,958	95,046	94,590
Amounts attributable to Penske Automotive Group common stockholders:
(Loss) income from continuing operations	$(410,554)	$121,437	$127,017
Less: Income attributable to non-controlling interests	1,133	1,972	2,172

(Loss) income from continuing operations, net of tax	(411,687)	119,465	124,845
(Loss) income from discontinued operations, net of tax	(8,348)	796	(6,550)

Net (loss) income	$(420,035)	$120,261	$118,295

Cash dividends per share	$0.36	$0.30	$0.27
See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.
CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

	Voting and
	Non-voting				Accumulated		Total
	Common Stock		Additional		Other		Stockholders’ Equity			Comprehensive Income
	Issued		Paid-in	Retained	Comprehensive	Treasury	Attributable to Penske	Non-controlling	Total	Attributable to Penske	Non-controlling
	Shares	Amount	Capital	Earnings	Income (Loss)	Stock	Automotive Group	Interest	Equity	Automotive Group	Interest	Total
Balance, January 1, 2006	93,767,468	$9	$746,161	$404,010	$21,830	$(26,278)	$1,145,732	$14,409	$1,160,141
Adjustment (note 1)	—	—	—	(10,792)	—	—	(10,792)	—	(10,792)
Adoption of FSP APB 14-1	—	—	43,093	—	—	—	43,093	—	43,093
Equity compensation	226,797	—	4,564	—	—	—	4,564	—	4,564
Exercise of options, including tax benefit of $8,695	1,473,748	—	18,069	—	—	—	18,069	—	18,069
Repurchase of common stock	(1,000,000)	—	—	—	—	(18,955)	(18,955)	—	(18,955)
Dividends	—	—	—	(25,215)	—	—	(25,215)	—	(25,215)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(1,934)	(1,934)
Sale of subsidiary shares to non-controlling interest	—	—	—	—	—	—	—	132	132
Foreign currency translation	—	—	—	—	53,420	—	53,420	—	53,420	$53,420	$—	$53,420
Other	—	—	—	—	4,129	—	4,129	252	4,381	4,129	—	4,129
Net income	—	—	—	118,295	—	—	118,295	2,172	120,467	118,295	2,172	120,467

Balance, December 31, 2006	94,468,013	9	811,887	486,298	79,379	(45,233)	1,332,340	15,031	1,347,371	$175,844	$2,172	$178,016

Adoption of Fin 48 (note 16)	—	—	—	(4,430)	—	—	(4,430)	—	(4,430)
Equity compensation	346,265	—	7,721	—	—	—	7,721	—	7,721
Exercise of options, including tax benefit of $1,113	205,485	—	2,614	—	—	—	2,614	—	2,614
Dividends	—	—	—	(28,447)	—	—	(28,447)	—	(28,447)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(3,230)	(3,230)
Sale of subsidiary shares to non-controlling interest	—	—	—	—	—	—	—	465	465
Foreign currency translation	—	—	—	—	12,745	—	12,745	—	12,745	$12,745	$—	$12,745
Other	—	—	—	—	7,864	—	7,864	1,030	8,894	7,864	—	7,864
Retirement of treasury stock	—	—	(45,233)	—	—	45,233	—	—	—
Net income	—	—	—	120,261	—	—	120,261	1,972	122,233	120,261	1,972	122,233

Balance, December 31, 2007	95,019,763	9	776,989	573,682	99,988	—	1,450,668	15,268	1,465,936	$140,870	$1,972	$142,842

Equity compensation	365,825	—	6,884	—	—	—	6,884	—	6,884
Exercise of options, including tax benefit of $245	60,336	—	825	—	—	—	825	—	825
Repurchase of common stock	(4,015,143)	—	(53,661)	—	—	—	(53,661)	—	(53,661)
Dividends	—	—	—	(33,902)	—	—	(33,902)	—	(33,902)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(1,565)	(1,565)
Purchase of subsidiary shares from non-conrolling interests	—	—	—	—	—	—	—	(12,389)	(12,389)
Sale of subsidiary shares to non-controlling interest	—	—	—	—	—	—	—	402	402
Foreign currency translation	—	—	—	—	(134,088)	—	(134,088)	—	(134,088)	$(134,088)	$—	$(134,088)
Other	—	—	—	—	(11,890)	—	(11,890)	771	(11,119)	(11,890)	—	(11,890)
Net (loss) income	—	—	—	(420,035)	—	—	(420,035)	1,133	(418,902)	(420,035)	1,133	(418,902)

Balance, December 31, 2008	91,430,781	$9	$731,037	$119,745	$(45,990)	$—	$804,801	$3,620	$808,421	$(566,013)	$1,133	$(564,880)

See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Operating Activities:
Net (loss) income	$(418,902)	$122,233	$120,467
Adjustments to reconcile net (loss) income to net cash from continuing operating activities:
Intangible impairments	643,459	—	—
Depreciation and amortization	53,715	49,868	42,306
Debt discount amortization	13,983	12,896	11,080
Undistributed earnings of equity method investments	(13,821)	(4,084)	(7,951)
Loss (income) from discontinued operations, net of tax	8,348	(796)	6,550
Loss on debt redemption	—	18,634	—
Deferred income taxes	(106,431)	24,782	25,685
Changes in operating assets and liabilities:
Accounts receivable	145,282	22,877	(49,985)
Inventories	143,028	(145,542)	(208,961)
Floor plan notes payable	(916)	208,422	139,739
Accounts payable and accrued expenses	(121,309)	(34,168)	61,492
Other	58,942	25,605	(15,298)

Net cash from continuing operating activities	405,378	300,727	125,124

Investing Activities:
Purchase of equipment and improvements	(211,115)	(194,425)	(222,198)
Proceeds from sale-leaseback transactions	37,422	131,793	106,167
Dealership acquisitions, net, including repayment of sellers floor plan notes payable of $30,711, $51,904 and $111,347, respectively	(147,089)	(180,721)	(368,193)
Purchase of Penske Truck Leasing Co., L.P. partnership interest	(219,000)	—	—
Other	(1,500)	15,518	—

Net cash from continuing investing activities	(541,282)	(227,835)	(484,224)

Financing Activities:
Proceeds from borrowings under U.S. Credit Agreement	550,900	426,900	441,500
Repayments under U.S. Credit Agreement	(550,900)	(426,900)	(713,500)
Proceeds from U.S. Credit Agreement term loan	219,000	—	—
Repayments under U.S. Credit Agreement term loan	(10,000)	—	—
Proceeds from mortgage facility	42,400	—	—
Issuance of subordinated debt	—	—	750,000
Net (repayments) borrowings of other long-term debt	(1,520)	(34,190)	60,925
Net borrowings (repayments) of floor plan notes payable — non-trade	(52,563)	189,028	(57,245)
Payment of deferred financing costs	(661)	—	(17,210)
Redemption 9 5/8% senior subordinated debt	—	(314,439)	—
Proceeds from exercises of options, including excess tax benefit	825	2,614	18,069
Repurchase of common stock	(53,661)	—	(18,955)
Dividends	(33,902)	(28,447)	(25,215)

Net cash from continuing financing activities	109,918	(185,434)	438,369

Discontinued operations:
Net cash from discontinued operating activities	(2,753)	16,279	(65,857)
Net cash from discontinued investing activities	64,635	69,616	51,899
Net cash from discontinued financing activities	(30,585)	21,415	(52,931)

Net cash from discontinued operations	31,297	107,310	(66,889)

Net change in cash and cash equivalents	5,311	(5,232)	12,380
Cash and cash equivalents, beginning of period	14,797	20,029	7,649

Cash and cash equivalents, end of period	$20,108	$14,797	$20,029

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$125,184	$138,941	$105,787
Income taxes	8,862	35,054	35,230
Seller financed/assumed debt	4,728	2,992	64,168
See Notes to Consolidated Financial Statements.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
1. Organization and Summary of Significant Accounting Policies
Business Overview and Concentrations
Penske Automotive Group, Inc. (the “Company”) is engaged in the sale of new and used motor vehicles and related products and services, including vehicle service, parts, collision repair, finance and lease contracts, third-party insurance products and other aftermarket products. The Company operates dealerships under franchise agreements with a number of automotive manufacturers. In accordance with individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships, or the loss of a significant number of franchise agreements, could have a material impact on the Company’s results of operations, financial position and cash flows. For the year ended December 31, 2008, BMW/MINI franchises accounted for 22% of the Company’s total revenues, Toyota/Lexus franchises accounted for 19%, Honda/Acura franchises accounted for 15% and Daimler franchises accounted for 10%. No other manufacturers’ franchises accounted for more than 10% of our total revenue. At December 31, 2008 and 2007, the Company had receivables from manufacturers of $72,150 and $87,663, respectively. In addition, a large portion of the Company’s contracts in transit, which are included in accounts receivable, are due from manufacturers’ captive finance subsidiaries. In 2007, the Company established a wholly-owned subsidiary, smart USA Distributor LLC (“smart USA”), which is the exclusive distributor of the smart fortwo vehicle in the U.S. and Puerto Rico.
Basis of Presentation
Results for the year ended December 31, 2008 include charges of $661,880, including $643,459 relating to goodwill and franchise asset impairments, as well as, an additional $18,421 of dealership consolidation and relocation costs, severance costs, other asset impairment charges, costs associated with the termination of an acquisition agreement, and insurance deductibles relating to damage sustained at our dealerships in the Houston market during Hurricane Ike. Results for the year ended December 31, 2007 include charges of $18,634 relating to the redemption of the $300.0 million aggregate principal amount of 9.625% Senior Subordinated Notes and $6,267 relating to impairment losses.
The consolidated financial statements include all majority-owned subsidiaries. Investments in affiliated companies, representing an ownership interest in the voting stock of the affiliate of between 20% and 50% or an investment in a limited partnership or a limited liability corporation for which the Company’s investment is more than minor, are stated at cost of acquisition plus the Company’s equity in undistributed earnings since acquisition. All intercompany accounts and transactions have been eliminated in consolidation.
The consolidated financial statements have been adjusted for entities that have been treated as discontinued operations through December 31, 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In addition, the consolidated financial statements have been adjusted for an entity which met the criteria to be classified as a discontinued operation during the second quarter of 2009.
In June 2008, the Company acquired a 9% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider, from subsidiaries of General Electric Capital Corporation (collectively, “GE Capital”) in exchange for $219,000. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, including, transportation and distribution center management and supply chain management.
In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which permitted the Company to adjust for the cumulative effect of prior period immaterial errors in the carrying amount of assets and liabilities as of the beginning of 2006, with an offsetting adjustment to the opening balance of retained earnings in that year. SAB 108 required the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when that information was next presented. Such adjustments did not require previously filed reports with the SEC to be amended. Pursuant to SAB 108, the Company adjusted its opening retained earnings for fiscal 2006 and its financial results for the first three quarters of fiscal 2006 to correct errors related to operating leases with scheduled rent increases which were not accounted for on a straight line basis over the rental period. A summary of the errors, which were previously determined to be immaterial on a quantitative and qualitative basis under the Company’s assessment methodology for each individual period, follows:

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)

2006
Cumulative effect on Penske Automotive Group stockholders’ equity as of January 1,	$(10,792)
Effect on:
Net income attributable to Penske Automotive Group common stockholders for the three months ended March 31,	$(138)
Net income attributable to Penske Automotive Group common stockholders for the three months ended June 30,	$(143)
Net income attributable to Penske Automotive Group common stockholders for the three months ended September 30,	$(143)
Adoption of New Accounting Pronouncements
The Company adopted FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” effective January 1, 2009. Pursuant to FSP APB 14-1, the Company was required to account separately for the debt and equity components of its 3.5% Senior Subordinated Convertible Notes. The value ascribed to the debt component was determined using a fair value methodology, with the residual representing the equity component. The equity component was recorded as an increase in equity, with the debt discount being amortized as additional interest expense over the expected life of the instrument. The Company has applied the provisions of this standard retrospectively to all periods presented herein in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.”
The Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” effective January 1, 2009, which requires that unvested share-based payment awards with non-forfeitable rights to dividends or dividend equivalents be considered participating securities that must be included in the computation of EPS pursuant to the two-class method.  The Company has applied the provisions of this standard retrospectively to all periods presented herein in accordance with SFAS No. 154.
The following tables summarize the effect of the accounting changes resulting from the adoption of FSP APB 14-1 and FSP EITF 03-6-1, which required retrospective application, on our consolidated condensed financial statements.

	2008			2007			2006
	As			As			As
	calculated			calculated			calculated
	under	Effect		under	Effect		under	Effect
	previous	of	As	previous	of	As	previous	of	As
	accounting	changes	reported	accounting	changes	reported	accounting	changes	reported
Statement of Income for the year ended December 31:
Other interest expense	54,771	(449)	54,322	55,633	(449)	55,184	48,698	(412)	48,286

Debt discount amortization	—	13,983	13,983	—	12,896	12,896	—	11,080	11,080

Income tax (benefit) expense	(99,993)	(5,400)	(105,393)	66,934	(4,969)	61,965	68,460	(4,262)	64,198
(Loss) income from continuing operations (*)	(403,553)	(8,134)	(411,687)	126,943	(7,478)	119,465	131,251	(6,406)	124,845
Net (loss) income (*)	(411,901)	(8,134)	(420,035)	127,739	(7,478)	120,261	124,701	(6,406)	118,295
(Loss) income from continuing operations (*) per basic common share	(4.33)	(0.05)	(4.38)	1.35	(0.09)	1.26	1.41	(0.08)	1.33
Net (loss) income (*) per basic common share	(4.42)	(0.05)	(4.47)	1.36	(0.09)	1.27	1.34	(0.08)	1.26
Shares used in determining basic earnings per share	93,210	748	93,958	94,104	750	94,854	93,393	772	94,165
(Loss) income from continuing operations (*) per diluted common share	(4.33)	(0.05)	(4.38)	1.34	(0.08)	1.26	1.39	(0.07)	1.32
Net (loss) income (*) per diluted common share	(4.42)	(0.05)	(4.47)	1.35	(0.08)	1.27	1.32	(0.07)	1.25
Shares used in determining diluted earnings per share	93,210	748	93,958	94,558	488	95,046	94,178	412	94,590

*	attributable to Penske Automotive Group common stockholders

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)

	2008			2007
	As			As
	calculated			calculated
	under	Effect		under	Effect
	previous	of	As	previous	of	As
	accounting	changes	reported	accounting	changes	reported
Balance Sheet as of December 31:
Other current assets	88,701	(450)	88,251	65,448	(450)	64,998

Other long-term assets	23,022	(562)	22,460	22,129	(1,012)	21,117

Long-term debt	1,087,932	(35,872)	1,052,060	830,106	(49,854)	780,252
Other long-term liabilities	207,771	13,785	221,556	310,104	19,183	329,287
Additional paid-in capital	687,944	43,093	731,037	733,896	43,093	776,989
Retained earnings	141,763	(22,018)	119,745	587,566	(13,884)	573,682

	2008			2007			2006
	As			As			As
	calculated			calculated			calculated
	under	Effect		under	Effect		under	Effect
	previous	of	As	previous	of	As	previous	of	As
	accounting	changes	reported	accounting	changes	reported	accounting	changes	reported
Statement of Cash Flows for the year ended December 31:
Net (loss) income	(410,768)	(8,134)	(418,902)	129,711	(7,478)	122,233	126,873	(6,406)	120,467

Debt discount amortization	—	13,983	13,983	—	12,896	12,896	—	11,080	11,080

Deferred income taxes	(101,031)	(5,400)	(106,431)	29,751	(4,969)	24,782	29,947	(4,262)	25,685
Other	59,391	(449)	58,942	26,054	(449)	25,605	(14,886)	(412)	(15,298)
Net cash from continuing operating activities	405,378	—	405,378	300,727	—	300,727	125,124	—	125,124
The Company also adopted SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements an Amendment of ARB No. 51,” effective January 1, 2009, pursuant to which the Company reclassified its minority interest liabilities to equity relating to the Company’s non-wholly owned consolidated subsidiaries and amended the presentation of income attributable to non-controlling interests on the income statement. The Company has applied the presentation and disclosure provisions of this standard retrospectively to all periods presented herein.
Reclassification
The 2007 balance sheet has been reclassified to conform to the current year presentation.
Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounts requiring the use of significant estimates include accounts receivable, inventories, income taxes, intangible assets and certain reserves.
Cash and Cash Equivalents
Cash and cash equivalents include all highly-liquid investments that have an original maturity of three months or less at the date of purchase.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Contracts in Transit
Contracts in transit represent receivables from unaffiliated finance companies relating to the sale of customers’ installment sales contracts arising in connection with the sale of a vehicle by us. Contracts in transit, included in accounts receivable, net in the Company’s consolidated balance sheets, amounted to $106,058 and $181,410 as of December 31, 2008 and 2007, respectively.
Inventory Valuation
Inventories are stated at the lower of cost or market. Cost for new and used vehicle inventories is determined using the specific identification method. Cost for parts and accessories are based on factory list prices.
Property and Equipment
Property and equipment are recorded at cost and depreciated over estimated useful lives using the straight-line method. Useful lives for purposes of computing depreciation for assets, other than leasehold improvements, range between 3 and 15 years. Leasehold improvements and equipment under capital lease are depreciated over the shorter of the term of the lease or the estimated useful life of the asset, not to exceed 40 years.
Expenditures relating to recurring repair and maintenance are expensed as incurred. Expenditures that increase the useful life or substantially increase the serviceability of an existing asset are capitalized.
When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet, with any resulting gain or loss being reflected in income.
Income Taxes
Tax regulations may require items to be included in our tax return at different times than the items are reflected in our financial statements. Some of these differences are permanent, such as expenses that are not deductible on our tax return, and some are temporary differences, such as the timing of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that will be used as a tax deduction or credit in our tax return in future years which we have already recorded in our financial statements. Deferred tax liabilities generally represent deductions taken on our tax return that have not yet been recognized as expense in our financial statements. We establish valuation allowances for our deferred tax assets if the amount of expected future taxable income is not more likely than not to allow for the use of the deduction or credit.
Intangible Assets
The Company’s principal intangible assets relate to its franchise agreements with vehicle manufacturers, which represent the estimated value of franchises acquired in business combinations, and goodwill, which represents the excess of cost over the fair value of tangible and identified intangible assets acquired in business combinations. Intangible assets are required to be amortized over their estimated useful lives. The Company believes the franchise values of its dealerships have an indefinite useful life based on the following facts:
•	Automotive retailing is a mature industry and is based on franchise agreements with the vehicle manufacturers;

•	There are no known changes or events that would alter the automotive retailing franchise environment;

•	Certain franchise agreement terms are indefinite;

•	Franchise agreements that have limited terms have historically been renewed by us without substantial cost; and

•	The Company’s history shows that manufacturers have not terminated our franchise agreements.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Impairment Testing
Franchise value impairment is assessed as of October 1 every year and upon the occurrence of an indicator of impairment through a comparison of its carrying amounts and estimated fair values. An indicator of impairment exists if the carrying value of a franchise exceeds its estimated fair value and an impairment loss may be recognized up to that excess. The fair value of franchise value is determined using a discounted cash flow approach, which includes assumptions that include revenue and profitability growth, franchise profit margins, residual values and the Company’s cost of capital. The Company also evaluates its franchises in connection with the annual impairment testing to determine whether events and circumstances continue to support its assessment that the franchise has an indefinite life. As discussed in Note 7, the Company determined that the carrying value as of December 31, 2008 relating to certain of its franchise value was impaired and recorded a pre-tax non-cash impairment charge of $37,110.
Goodwill impairment is assessed at the reporting unit level as of October 1 every year and upon the occurrence of an indicator of impairment. The Company has determined that the dealerships in each of its operating segments within the Retail reportable segment, which are organized by geography, are components that are aggregated into five reporting units as they (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). Accordingly, our operating segments are also considered our reporting units for the purpose of goodwill impairment testing relating to the Company’s Retail segment. There is no goodwill recorded in the Distribution or PAG Investments reportable segments. An indicator of goodwill impairment exists if the carrying amount of the reporting unit, including goodwill, is determined to exceed the estimated fair value.  The fair value of goodwill is determined using a discounted cash flow approach, which includes assumptions that include revenue and profitability growth, franchise profit margins, residual values and the Company’s cost of capital. If an indication of goodwill impairment exists, an analysis reflecting the allocation of the fair value of the reporting unit to all assets and liabilities, including previously unrecognized intangible assets, is performed.  The impairment is measured by comparing the implied fair value of the reporting unit goodwill with its carrying amount and an impairment loss may be recognized up to that excess. As discussed in Note 7, the Company determined that the carrying value of goodwill as of December 31, 2008 relating to certain reporting units was impaired and recorded a pre-tax non-cash impairment charge of $606,349.
Investments
Investments include marketable securities and investments in businesses accounted for under the equity method. A majority of the Company’s investments are in joint venture relationships. Such joint venture relationships are accounted for under the equity method, pursuant to which the Company records its proportionate share of the joint ventures’ income each period. In June 2008, the Company acquired the 9% limited partnership interest in PTL for $219,000 from GE Capital.
Under an arrangement which terminated at the end of 2008, the Company and Sirius Satellite Radio Inc. (“Sirius”) agreed to jointly promote Sirius Satellite Radio service. Pursuant to the terms of the arrangement with Sirius, the Company’s dealerships in the U.S. endeavored to order a significant percentage of eligible vehicles with a factory installed Sirius radio. The Company’s costs relating to such marketing initiatives are expensed as incurred. As compensation for its efforts, the Company received warrants to purchase ten million shares of Sirius common stock at $2.392 per share in 2004 that were earned ratably on an annual basis through January 2009. The Company measured the fair value of the warrants earned ratably on the date they were earned as there were no significant disincentives for non-performance. Since the Company could reasonably estimate the number of warrants being earned pursuant to the ratable schedule, the estimated fair value (based on current fair value) of these warrants was recognized ratably during each annual period. The Company also received the right to earn additional warrants to purchase Sirius common stock at $2.392 per share based upon the sale of certain units of specified vehicle brands through December 31, 2007. The Company earned warrants for 189,300 and 1,269,700 shares during the years ended December 31, 2007 and 2006, respectively. Since the Company could not reasonably estimate the number of warrants earned subject to the sale of units, the fair value of these warrants was recognized when they were earned. Based on the value of Sirius stock on December 31, 2008, the Company does not expect to receive any further value for the unexercised warrants it has achieved, which expire on July 5, 2009, under this arrangement.
The remaining marketable securities held by the Company are classified as available for sale and are stated at fair value, determined by the use of Level 1 inputs as described under SFAS No. 157, on our balance sheet and related unrealized gains and losses are included in other comprehensive income (loss), a separate component of equity.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Investments for which there is not a liquid, actively traded market are reviewed periodically by management for indicators of impairment. If an indicator of impairment was identified, management would estimate the fair value of the investment using a discounted cash flow approach, which would include assumptions relating to revenue and profitability growth, profit margins, residual values and the Company’s cost of capital. Declines in investment values that are deemed to be other than temporary may result in an impairment charge reducing the investments’ carrying value to fair value. During 2007, the Company recorded an adjustment to the carrying value of its investment in Internet Brands to recognize an other than temporary impairment of $3,360 which became apparent upon its initial public offering. As a result of continued deterioration in the value of the stock, the Company recorded an additional other than temporary impairment charge of $506 relating to Internet Brands during the fourth quarter of 2008.
Foreign Currency Translation
For all of the Company’s foreign operations, the functional currency is the local currency. The revenue and expense accounts of the Company’s foreign operations are translated into U.S. dollars using the average exchange rates that prevailed during the period. Assets and liabilities of foreign operations are translated into U.S. dollars using period end exchange rates. Cumulative translation adjustments relating to foreign functional currency assets and liabilities are recorded in accumulated other comprehensive income (loss), a separate component of equity.
Fair Value of Financial Instruments
Financial instruments consist of cash and cash equivalents, accounts receivable, available for sale investments, accounts payable, debt, floor plan notes payable, and interest rate swaps used to hedge future cash flows. Other than our subordinated notes, the carrying amount of all significant financial instruments approximates fair value due either to length of maturity, the existence of variable interest rates that approximate prevailing market rates, or as a result of mark to market accounting. A summary of the fair value of the subordinated notes, based on quoted, level one market data, follows:

	December 31, 2008		December 31, 2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
7.75% Senior Subordinated Notes due 2016	$375,000	$150,938	$375,000	$361,875
3.5% Senior Subordinated Convertible Notes due 2026	339,128	206,250	325,146	373,650
Revenue Recognition
Vehicle, Parts and Service Sales
The Company records revenue when vehicles are delivered and title has passed to the customer, when vehicle service or repair work is completed, and when parts are delivered to our customers. Sales promotions that we offer to customers are accounted for as a reduction of revenues at the time of sale. Rebates and other incentives offered directly to us by manufacturers are recognized as a reduction of cost of sales. Reimbursement of qualified advertising expenses are treated as a reduction of selling, general and administrative expenses. The amounts received under various manufacturer rebate and incentive programs are based on the attainment of program objectives, and such earnings are recognized either upon the sale of the vehicle for which the award is received, or upon attainment of the particular program goals if not associated with individual vehicles.
Finance and Insurance Sales
Subsequent to the sale of a vehicle to a customer, the Company sells its installment sale contracts to various financial institutions on a non-recourse basis (with specified exceptions) to mitigate the risk of default. The Company receives a commission from the lender equal to either the difference between the interest rate charged to the customer and the interest rate set by the financing institution or a flat fee. The Company also receives commissions for facilitating the sale of various third-party insurance products to customers, including credit and life insurance policies and extended service contracts. These commissions are recorded as revenue at the time the customer enters into the contract. In the case of finance contracts, a customer may prepay or fail to pay their contract, thereby terminating the contract. Customers may also terminate extended service contracts and other insurance products, which are fully paid at purchase, and become eligible for refunds of unused premiums. In these circumstances, a portion of the commissions the Company received may be charged back based on the terms of the contracts. The revenue the Company records relating to these transactions is net of an estimate of the amount of chargebacks the Company will be required to pay. The Company’s estimate is based upon the Company’s historical experience with similar contracts, including the impact of refinance and default rates on retail finance contracts and cancellation rates on extended service contracts and other insurance products. Aggregate reserves relating to chargeback activity were $20,420 and $19,400 as of December 31, 2008 and 2007, respectively. Changes in reserve estimates relate primarily to an increase in the level of chargeback activity.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Defined Contribution Plans
The Company sponsors a number of defined contribution plans covering a significant majority of the Company’s employees. Company contributions to such plans are discretionary and are based on the level of compensation and contributions by plan participants. The Company suspended its contributions to its U.S. 401(K) plan beginning in the fourth quarter 2008. The Company incurred expense of $10,424, $11,053 and $9,596 relating to such plans during the years ended December 31, 2008, 2007 and 2006, respectively.
Advertising
Advertising costs are expensed as incurred or when such advertising takes place. The Company incurred net advertising costs of $81,127, $87,032 and $83,571 during the years ended December 31, 2008, 2007 and 2006, respectively. Qualified advertising expenditures reimbursed by manufacturers, which are treated as a reduction of advertising expense, were $7,696, $15,524 and $6,940 during the years ended December 31, 2008, 2007 and 2006, respectively.
Self Insurance
We retain risk relating to certain of our general liability insurance, workers’ compensation insurance, auto physical damage insurance, property insurance, employment practices liability insurance, directors and officers insurance, and employee medical benefits in the U.S. As a result, we are likely to be responsible for a majority of the claims and losses incurred under these programs. The amount of risk we retain varies by program, and, for certain exposures, we have pre-determined maximum loss limits for certain individual claims and/or insurance periods. Losses, if any, above the pre-determined exposure limits are paid by third-party insurance carriers. Our estimate of future losses is prepared by management using our historical loss experience and industry-based development factors.
Earnings Per Share
Basic earnings per share is computed using net income attributable to Penske Automotive Group common stockholders and the weighted average shares of voting common stock outstanding. Diluted earnings per share is computed using net income attributable to Penske Automotive Group common stockholders and the weighted average shares of voting common stock outstanding, adjusted for the dilutive effect of stock options. For the year ended December 31, 2008, no stock options were included in the computation of diluted loss per share because the Company reported a net loss from continuing operations and the effect of their inclusion would be anti-dilutive. A reconciliation of the number of shares used in the calculation of basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006 follows:

	Year Ended December 31,
	2008	2007	2006
Weighted average number of common shares outstanding	93,958	94,854	94,165
Effect of stock options	—	192	425

Weighted average number of common shares outstanding, including effect of dilutive securities	93,958	95,046	94,590

As of December 31, 2008, 3 stock options have been excluded from the calculation of diluted earnings per share because the effect of such securities was anti-dilutive. There were no anti-dilutive stock options in 2007 or 2006. In addition, the Company has senior subordinated convertible notes outstanding which, under certain circumstances discussed in Note 9, may be converted to voting common stock. As of December 31, 2008 2007, and 2006, no shares related to the senior subordinated convertible notes were included in the calculation of diluted earnings per share because the effect of such securities was not dilutive.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Hedging
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. SFAS No. 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recorded in earnings immediately. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recorded in earnings. If the derivative is designated in a cash-flow hedge, effective changes in the fair value of the derivative are recorded in accumulated other comprehensive income (loss), a separate component of equity, and recorded in the income statement only when the hedged item affects earnings. Changes in the fair value of the derivative attributable to hedge ineffectiveness are recorded in earnings immediately.
Stock-Based Compensation
SFAS No. 123(R), “Share-Based Payment,” as amended and interpreted, requires the Company to record compensation expense for all awards based on their grant-date fair value. The Company’s share-based payments have generally been in the form of “non-vested shares,” the fair value of which are measured as if they were vested and issued on the grant date.
New Accounting Pronouncements
SFAS No. 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure requirements relating to fair value measurements. The FASB provided a one year deferral of the provisions of this pronouncement for non-financial assets and liabilities, however, the relevant provisions of SFAS No. 157 required by SFAS No. 159 were adopted as of January 1, 2008. SFAS No. 157 thus became effective for the Company’s non-financial assets and liabilities on January 1, 2009. The Company continues to evaluate the impact of this pronouncement on its non-financial assets and liabilities, including but not limited to, the valuation of reporting units for the purpose of assessing goodwill impairment, the valuation of franchise rights in connection with assessing franchise value impairments, the valuation of property and equipment in connection with assessing long-lived asset impairment, the valuation of liabilities in connection with exit or disposal activities, and the valuation of assets acquired and liabilities assumed in business combinations.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” permits entities to choose to measure many financial instruments and certain other items at fair value and consequently report unrealized gains and losses on such items in earnings. The Company did not elect the fair value option with respect to any of its current financial assets or financial liabilities when the provisions of this statement became effective on January 1, 2008. As a result, there was no impact upon adoption.
SFAS No. 141(R) “Business Combinations” requires almost all assets acquired and liabilities assumed in connection with a business combination to be recorded at fair value as of the acquisition date, liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period, and all acquisition related costs to be expensed as incurred. The pronouncement also clarifies the accounting under various scenarios such as step purchases or situations in which the fair value of assets and liabilities acquired exceeds the total consideration. SFAS No. 141(R) became effective for the Company on January 1, 2009.
SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to explain why and how an entity uses derivative instruments, how the hedged items are accounted for under the relevant literature and how the derivative instruments affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 became effective for the Company on January 1, 2009. This pronouncement will have no impact on the Company’s accounting, and the Company will include the additional disclosure requirements beginning with it’s first quarter 2009 10-Q filing.
FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets” amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142,“Goodwill and Other Intangible Assets.”  FSP FAS 142-3 became effective for the Company on January 1, 2009.  The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption.  The FSP will impact the Company’s assignment of franchise value in the U.K. for future acquisitions.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
2. Equity Method Investees
In June 2008, the Company acquired the 9% limited partnership interest in PTL, a leading global transportation services provider, from subsidiaries of General Electric Capital Corporation (collectively, “GE Capital”) in exchange for $219,000. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, including, transportation and distribution center management and supply chain management.
The Company’s other investments in companies that are accounted for under the equity method consist of the following: the Jacobs Group (50%), the Nix Group (50%), the Reisacher Group (50%), Penske Wynn Ferrari Maserati (50%), Max Cycles (50%), Toyota de Monterrey (48.7%), Toyota de Aguascalientes (45%), QEK Global Solutions (22.5%), Cycle Express, LP (9.4%), and Fleetwash, LLC (7%). All of these operations except QEK, Fleetwash, Cycle Express, and Max Cycles are engaged in the sale and servicing of automobiles. QEK is an automotive fleet management company, Fleetwash provides vehicle fleet washing services, Cycle Express provides auction services to the motorcycle, ATV and other recreational vehicle market, and Max Cycles is engaged in the sale and servicing of BMW motorcycles. The Company’s investment in entities accounted for under the equity method amounted to $296,487 and $62,752 at December 31, 2008 and 2007, respectively.
The combined results of operations and financial position of the Company’s equity basis investments are summarized as follows:
Condensed income statement information:

	Year Ended December 31,
	2008	2007	2006
Revenues	$5,220,893	$1,074,144	$927,158
Gross margin	2,003,977	199,033	172,089
Net income	242,001	7,079	17,372

Equity in net income of affiliates	16,513	4,084	8,201
Condensed balance sheet information:

	December 31,	December 31,
	2008	2007
Current assets	$1,097,773	$318,965
Noncurrent assets	6,725,220	284,184

Total assets	$7,822,993	$603,149

Current liabilities	$1,028,494	$305,607
Noncurrent liabilities	5,739,895	124,368
Equity	1,054,604	173,174

Total liabilities and equity	$7,822,993	$603,149

3.  Business Combinations
The Company’s retail operations acquired thirteen and eleven franchises during 2008 and 2007, respectively. The Company’s financial statements include the results of operations of the acquired dealerships from the date of acquisition. Purchase price allocations may be subject to final adjustment. Of the total amount allocated to intangible assets, approximately $22,523 and $4,250 is deductible for tax purposes as of December 31, 2008 and 2007, respectively. A summary of the aggregate purchase price allocations in each year follows:

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)

	December 31,
	2008	2007
Accounts receivable	$4,845	$16,198
Inventory	70,130	68,449
Other current assets	962	2,979
Property and equipment	4,734	6,152
Goodwill	57,729	104,846
Franchise value	23,894	41,917
Other assets	1,084	6,921
Current liabilities	(11,561)	(19,219)
Non-current liabilities	—	(44,530)

Total purchase price	151,817	183,713
Seller financed/assumed debt	(4,728)	(2,992)

Cash used in dealership acquisitions	$147,089	$180,721

The following unaudited consolidated pro forma results of operations of the Company for the years ended December 31, 2008 and 2007 give effect to acquisitions consummated during 2008 and 2007 as if they had occurred on January 1, 2007.

	December 31,
	2008	2007
Revenues	$12,016,289	$13,719,620
(Loss) income from continuing operations attributable to Penske Automotive Group common stockholders	(409,472)	123,610
Net (loss) income attributable to Penske Automotive Group common stockholders	(417,820)	124,406
(Loss) income from continuing operations per diluted common share attributable to Penske Automotive Group common stockholders	(4.36)	1.30
Net (loss) income per diluted common share attributable to Penske Automotive Group common stockholders	$(4.45)	$1.31
4. Discontinued Operations
The Company accounts for dispositions of its retail operations as discontinued operations when it is evident that the operations and cash flows of a franchise being disposed of will be eliminated from on-going operations and that the Company will not have any significant continuing involvement in its operations. In reaching the determination as to whether the cash flows of a dealership will be eliminated from ongoing operations, the Company considers whether it is likely that customers will migrate to similar franchises that it owns in the same geographic market. The Company’s consideration includes an evaluation of the brands sold at other dealerships it operates in the market and their proximity to the disposed dealership. When the Company disposes of franchises, it typically does not have continuing brand representation in that market. If the franchise being disposed of is located in a complex of Company owned dealerships, the Company does not treat the disposition as a discontinued operation if the Company believes that the cash flows previously generated by the disposed franchise will be replaced by expanded operations of the remaining franchises. The net assets of dealerships accounted for as discontinued operations in the accompanying balance sheets were immaterial. Combined income statement information regarding dealerships accounted for as discontinued operations follows:

	Year Ended December 31,
	2008	2007	2006
Revenues	$292,487	$680,412	$1,176,895
Pre-tax (loss) income	(8,667)	375	(7,239)
(Loss) gain on disposal	(7,391)	1,276	(2,995)
5. Inventories
Inventories consisted of the following:

	December 31,	December 31,
	2008	2007
New vehicles	$1,247,897	$1,205,582
Used vehicles	259,274	373,578
Parts, accessories and other	81,934	82,843

Total inventories, net	$1,589,105	$1,662,003

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
The Company receives non-refundable credits from certain of its vehicle manufacturers that reduce cost of sales when the vehicles are sold. Such credits amounted to $24,884, $31,031 and $29,443 during the years ended December 31, 2008, 2007 and 2006, respectively.
6. Property and Equipment
Property and equipment consisted of the following:

	December 31,
	2008	2007
Buildings and leasehold improvements	$583,110	$528,517
Furniture, fixtures and equipment	291,602	288,051

Total	874,712	816,568
Less: Accumulated depreciation and amortization	(212,591)	(200,987)

Property and equipment, net	$662,121	$615,581

As of December 31, 2008 and 2007, approximately $27,700 and $23,700, respectively, of capitalized interest is included in buildings and leasehold improvements and is being amortized over the useful life of the related assets.
7. Intangible Assets
The following is a summary of the changes in the carrying amount of goodwill and franchise value during the years ended December 31, 2008 and 2007:

		Franchise
	Goodwill	Value
Balance — December 31, 2006	$1,279,958	$240,447
Additions	104,846	41,917
Deletions	(10,254)	(1,224)
Reclassifications	49,248	(49,248)
Foreign currency translation	6,595	3,613

Balance — December 31, 2007	$1,430,393	$235,505
Additions	57,623	23,894
Deletions	(356)	(1,758)
Impairment	(606,349)	(36,997)
Foreign currency translation	(103,634)	(24,286)

Balance — December 31, 2008	$777,677	$196,358

We were required to perform our test for goodwill and franchise value impairment during the fourth quarter. Due to the continued tightening of the credit markets and deterioration in our operating results during the fourth quarter, we utilized information as of December 31 in our testing.
The test for goodwill impairment, as defined by SFAS No. 142, is a two-step approach. The first step of the goodwill impairment test requires a determination of whether or not the fair value of a reporting unit is less than its carrying value. If so, the second step is required, which involves an analysis reflecting the allocation of the fair value determined in the first step to all of the reporting units’ assets and liabilities, including goodwill (as if the calculated fair value was the purchase price in a business combination). If the calculated fair value of the implied goodwill resulting from this allocation is lower than the carrying value of the goodwill in the reporting unit, the difference is recognized as a non-cash impairment charge. The purpose of the second step is only to determine the amount of goodwill that should be recorded on the balance sheet. The recorded amounts of other items on the balance sheet are not adjusted.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
We estimated the fair value of our reporting units using an “income” valuation approach. The “income” valuation approach estimates our enterprise value using a net present value model, which discounts projected free cash flows of our business using our weighted average cost of capital as the discount rate. We also considered whether the allocation of our enterprise value, which is comprised of our market capitalization and our debt, supported the values obtained through our “income” approach. Through this consideration we include a control premium that represents the estimated amount an investor would pay for our equity securities to obtain a controlling interest. The discounted cash flow approach used in the impairment test contains significant assumptions including revenue and profitability growth, franchise profit margins, residual values and the Company’s cost of capital. Due to the weak operating environment, particularly in the fourth quarter of 2008, the Company adjusted the assumptions underlying its historical discounted cash flow. Among the assumptions applied are projected cash flows for 2009 which are lower than historical levels. Revenue and profitability growth estimates reflect growth beginning after 2009 at levels slightly above historical rates to reflect anticipated improvement to the business environment, while the residual value reflects a growth rate more consistent with our historical growth rate. Additionally, the discount rate used in the current year reflects an increase in the Company’s cost of capital due to the turbulence in worldwide credit markets.
The requirements of the goodwill impairment testing process are such that, in our situation, if the first step of the impairment testing process indicates that the fair value of the reporting unit is below its carrying value (even by a relatively small amount), the requirements of the second step of the test result in a significant decrease in the amount of goodwill recorded on the balance sheet. This is due to the fact that, prior to our adoption on July 1, 2001 of SFAS No. 141, “Business Combinations,” we did not separately identify franchise rights associated with the acquisition of dealerships as separate intangible assets. In performing the second step, we are required by SFAS No. 142 to assign value to any previously unrecognized identifiable intangible assets (including such franchise rights, which are substantial) even though such amounts are not separately recorded on our Consolidated Balance Sheet.
As a result of completing the first step of this interim goodwill impairment test, we determined that the carrying value of the goodwill in four of our five reporting units exceeded their fair value, which required us to perform the second step of the goodwill impairment test. Due to the fact that we were required to allocate significant value to the theoretical value of the franchise value we did not record prior to the advent of SFAS No.142, the remaining fair value that was allocated to goodwill was significantly reduced. In effect, we were required by the second step of the impairment testing under SFAS No. 142 to reduce our goodwill by the amount of our previously unrecognized franchise value. Based on the results of the second step of the goodwill impairment test, we determined that goodwill was impaired, and we recorded an estimated pre-tax non-cash impairment charge of $606,349. We expect to finalize this non-cash goodwill impairment amount during the first quarter of 2009 as the valuation of certain assets and liabilities is completed, and any adjustment will be reflected in the Company’s results for the first quarter of 2009.
In connection with the impairment testing of our goodwill noted above, we also tested our franchise value for impairment as of December 31, and determined that $37,110 of the carrying value associated with franchise value was impaired.
If there is continued deterioration in the retail automotive market, or if the growth assumptions embodied in the current year impairment test prove inaccurate, the Company may incur incremental impairment charges. In particular, a decline of 10% or more in the estimated fair market value of our U.K. reporting unit would yield a further substantial write down. The net book value of the goodwill attributable to the U.K. reporting unit is approximately $306,000, a substantial portion of which would likely be written off if step one of the impairment test indicated impairment. If we experienced such a decline in our other reporting units, we would not expect to incur significant goodwill impairment charges. However, a 10% reduction in the estimated fair value of the franchises would result in incremental franchise value impairment charges of approximately $10,000.
During 2007, the Company recorded a reclassification between goodwill and franchise value to correct an immaterial error in the carrying value of franchise value recorded in connection with certain business combination transactions between 2002 and 2006.
8. Floor Plan Notes Payable — Trade and Non-trade
The Company finances substantially all of its new and a portion of its used vehicle inventories under revolving floor plan arrangements with various lenders. In the U.S., the floor plan arrangements are due on demand; however, the Company has not historically been required to repay floor plan advances prior to the sale of the vehicles that have been financed. The Company typically makes monthly interest payments on the amount financed. Outside of the U.S., substantially all of the floor plan arrangements are payable on demand or have an original maturity of 90 days or less and the Company is generally required to repay floor plan advances at the earlier of the sale of the vehicles that have been financed or the stated maturity. All of the floor plan agreements grant a security interest in substantially all of the assets of the Company’s dealership subsidiaries and in the U.S. are guaranteed by the Company’s parent. Interest rates under the floor plan arrangements are variable and increase or decrease based on changes in the prime rate, defined LIBOR or Euro Interbank offer Rate. The weighted average interest rate on floor plan borrowings, including the effect of the interest rate swap discussed in Note 10, was 5.0%, 5.2% and 6.1% for the years ended December 31, 2008, 2007 and 2006, respectively. The Company classifies floor plan notes payable to a party other than the manufacturer of a particular new vehicle, and all floor plan notes payable relating to pre-owned vehicles, as floor plan notes payable — non-trade on its consolidated balance sheets and classifies related cash flows as a financing activity on its consolidated statements of cash flows.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
9. Long-Term Debt
Long-term debt consisted of the following:

	December 31,	December 31,
	2008	2007
U.S. credit agreement — revolving credit line	$—	$—
U.S. credit agreement — term loan	209,000	—
U.K. credit agreement — revolving credit line	59,831	23,844
U.K. credit agreement — term loan	25,752	49,091
U.K. credit agreement — seasonally adjusted overdraft line of credit	9,502	18,330
7.75% senior subordinated notes due 2016	375,000	375,000
3.5% senior subordinated convertible notes due 2026, net of debt discount	339,128	325,146
Mortgage facilities	42,243	—
Other	2,909	3,363

Total long-term debt	1,063,365	794,774
Less: current portion	(11,305)	(14,522)

Net long-term debt	$1,052,060	$780,252

Scheduled maturities of long-term debt for each of the next five years and thereafter are as follows:

2009	$11,305
2010	11,360
2011	659,572
2012	1,133
2013	1,196
2014 and thereafter	414,671

Total long-term debt maturities	1,099,237
Less: unamortized debt discount	35,872

Total long-term debt reported	$1,063,365

Principal repayments under our $375.0 million of 3.5% senior subordinated notes due in 2026 are reflected in the table above, however, while these notes are not due until 2026, in 2011 the holders may require us to purchase all or a portion of their notes for cash. This acceleration of ultimate repayment is reflected in the table above.
U.S. Credit Agreement
The Company is party to a $479,000 credit agreement with DCFS USA LLC and Toyota Motor Credit Corporation, as amended (the “U.S. Credit Agreement”), which provides for up to $250,000 in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, a non-amortizing term loan originally funded for $219,000, and for an additional $10,000 of availability for letters of credit, through September 30, 2011. The revolving loans bear interest at a defined LIBOR plus 1.75%, subject to an incremental 0.50% for uncollateralized borrowings in excess of a defined borrowing base. The term loan, which bears interest at defined LIBOR plus 2.50%, may be prepaid at any time, but then may not be reborrowed. The Company repaid $10,000 of this term loan in the fourth quarter of 2008.
The U.S. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by the Company’s domestic subsidiaries and contains a number of significant covenants that, among other things, restrict the Company’s ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. The Company is also required to comply with specified financial and other tests and ratios, each as defined in the U.S. Credit Agreement, including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity and a ratio of debt to EBITDA. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2008, the Company was in compliance with all covenants under the U.S. Credit Agreement.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
The U.S. Credit Agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to the Company’s other material indebtedness. Substantially all of the Company’s domestic assets are subject to security interests granted to lenders under the U.S. Credit Agreement. As of December 31, 2008, $209,000 of term loans and $500 of letters of credit were outstanding under this facility. No revolving loans were outstanding as of December 31, 2008.
U.K. Credit Agreement
The Company’s subsidiaries in the U.K. (the “U.K. Subsidiaries”) are party to an agreement with the Royal Bank of Scotland plc, as agent for National Westminster Bank plc, as amended, which provides for a funded term loan, a revolving credit agreement and a seasonally adjusted overdraft line of credit (collectively, the “U.K. Credit Agreement”) to be used to finance acquisitions, working capital, and general corporate purposes. The U.K. Credit Agreement was amended in 2008 to provide greater flexibility within the financial covenants and increase the borrowing rates. This facility provides for (1) up to £80,000 in revolving loans through August 31, 2011, which bears interest between a defined LIBOR plus 1.0% and defined LIBOR plus 1.6%, (2) a term loan originally funded for £30,000 which bears interest between 6.29% and 6.89% and is payable ratably in quarterly intervals until fully repaid on June 30, 2011, and (3) a seasonally adjusted overdraft line of credit for up to £20,000 that bears interest at the Bank of England Base Rate plus 1.75%, and matures on August 31, 2011.
The U.K. Credit Agreement is fully and unconditionally guaranteed on a joint and several basis by the U.K. Subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of the U.K. Subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, the U.K. Subsidiaries are required to comply with specified ratios and tests, each as defined in the U.K. Credit Agreement, including: a ratio of earnings before interest and taxes plus rental payments to interest plus rental payments (as defined), a measurement of maximum capital expenditures, and a debt to EBITDA ratio (as defined). A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2008, the U.K. subsidiaries were in compliance with all covenants under the U.K. Credit Agreement.
The U.K. Credit Agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of the U.K. Subsidiaries. Substantially all of the U.K. Subsidiaries’ assets are subject to security interests granted to lenders under the U.K. Credit Agreement. As of December 31, 2008, outstanding loans under the U.K. Credit Agreement amounted to £65,158 ($95,085), including £17,647 ($25,752) under the term loan.
7.75% Senior Subordinated Notes
On December 7, 2006, the Company issued $375,000 aggregate principal amount of 7.75% senior subordinated notes (the “7.75% Notes”) due 2016. The 7.75% Notes are unsecured senior subordinated notes and are subordinate to all existing and future senior debt, including debt under the Company’s credit agreements and floor plan indebtedness. The 7.75% Notes are guaranteed by substantially all of the Company’s wholly-owned domestic subsidiaries on a unsecured senior subordinated basis. Those guarantees are full and unconditional and joint and several. The Company can redeem all or some of the 7.75% Notes at its option beginning in December 2011 at specified redemption prices, or prior to December 2011 at 100% of the principal amount of the notes plus an applicable “make-whole” premium, as defined. In addition, the Company may redeem up to 40% of the 7.75% Notes at specified redemption prices using the proceeds of certain equity offerings before December 15, 2009. Upon certain sales of assets or specific kinds of changes of control the Company is required to make an offer to purchase the 7.75% Notes. The 7.75% Notes also contain customary negative covenants and events of default. As of December 31, 2008, the Company was in compliance with all negative covenants and there were no events of default.
Senior Subordinated Convertible Notes
On January 31, 2006, the Company issued $375,000 aggregate principal amount of 3.50% senior subordinated convertible notes due 2026 (the “Convertible Notes”). The Convertible Notes mature on April 1, 2026, unless earlier converted, redeemed or purchased by the Company, as discussed below. The Convertible Notes are unsecured senior subordinated obligations and subordinate to all future and existing debt under the Company’s credit agreements and floor plan indebtedness. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by substantially all of the Company’s wholly-owned domestic subsidiaries. Those guarantees are full and unconditional and joint and several. The Convertible Notes also contain customary negative covenants and events of default. As of December 31, 2008, the Company was in compliance with all negative covenants and there were no events of default.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Holders of the convertible notes may convert them based on a conversion rate of 42.7796 shares of common stock per $1,000 principal amount of the Convertible Notes (which is equal to a conversion price of approximately $23.38 per share), subject to adjustment, only under the following circumstances: (1) in any quarterly period, if the closing price of the common stock for twenty of the last thirty trading days in the prior quarter exceeds $28.43 (subject to adjustment), (2) for specified periods, if the trading price of the Convertible Notes falls below specific thresholds, (3) if the Convertible Notes are called for redemption, (4) if specified distributions to holders of the common stock are made or specified corporate transactions occur, (5) if a fundamental change (as defined) occurs, or (6) during the ten trading days prior to, but excluding, the maturity date.
Upon conversion of the Convertible Notes, for each $1,000 principal amount of the Convertible Notes, a holder will receive an amount in cash, in lieu of shares of the Company’s common stock, equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the related indenture covering the Convertible Notes, of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, the Company will also deliver, at its election, cash, common stock or a combination of cash and common stock with respect to the remaining value deliverable upon conversion.
In the event of a change of control on or before April 6, 2011, the Company will, in certain circumstances, pay a make-whole premium by increasing the conversion rate used in that conversion. In addition, the Company will pay additional cash interest, commencing with six-month periods beginning on April 1, 2011, if the average trading price of a Convertible Note for certain periods in the prior six-month period equals 120% or more of the principal amount of the Convertible Notes. On or after April 6, 2011, the Company may redeem the Convertible Notes, in whole at any time or in part from time to time, for cash at a redemption price of 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to the applicable redemption date.
Holders of the Convertible Notes may require the Company to purchase all or a portion of their Convertible Notes for cash on each of April 1, 2011, April 1, 2016 and April 1, 2021 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to the applicable purchase date.
The liability and equity components related to the Convertible Notes consist of the following at December 31:

	2008	2007

Carrying amount of the equity component	$43,093	$43,093

Principal amount of the liability component	$375,000	$375,000
Unamortized debt discount	35,872	49,854

Net carrying amount of the liability component	$339,128	$325,146

The unamortized debt discount will be amortized as additional interest expense through April 1, 2011, the date the Company expects to be required to redeem the Convertible Notes. Approximately $15,159 of the unamortized debt discount will be recognized as an increase of interest expense over the next twelve months. The effective interest rate on the liability component is based on an annual rate of 8.25%.
Mortgage Facilities
The Company is party to a $42,400 seven year mortgage facility with respect to certain of our dealership properties that matures on October 1, 2015. The facility bears interest at a defined rate, requires monthly principal and interest payments, and includes the option to extend the term for successive periods of five years up to a maximum term of twenty-five years. In the event the Company exercises its options to extend the term, the interest rate will be renegotiated at each renewal period. The mortgage facility also contains typical events of default, including non-payment of obligations, cross-defaults to the Company’s other material indebtedness, certain change of control events, and the loss or sale of certain franchises operated at the property. Substantially all of the buildings, improvements, fixtures and personal property of the properties under the mortgage facility are subject to security interests granted to the lender. As of December 31, 2008, $42,243 was outstanding under this facility.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
9.625% Senior Subordinated Notes
In March 2007, the Company redeemed its $300,000 aggregate principal amount of 9.625% senior subordinated notes due 2012 (the “9.625% Notes”) at a price of 104.813%. The 9.625% Notes were unsecured senior subordinated notes and were subordinate to all existing senior debt, including debt under the Company’s credit agreements and floor plan indebtedness. The Company incurred an $18,634 pre-tax charge in connection with the redemption, consisting of a $14,439 redemption premium and the write-off of $4,195 of unamortized deferred financing costs.
10. Interest Rate Swaps
The Company is party to interest rate swap agreements through January 7, 2011 pursuant to which the LIBOR portion of $300,000 of the Company’s U.S. floating rate floor plan debt was fixed at 3.67%. We may terminate these arrangements at any time subject to the settlement of the then current fair value of the swap arrangements. These swaps are designated as cash flow hedges of future interest payments of LIBOR based U.S. floor plan borrowings. During 2008, the swaps increased the weighted average interest rate on the Company’s floor plan borrowings by approximately 0.2%. As of December 31, 2008, the Company used Level 2 inputs as described under SFAS No. 157 to estimate the fair value of these contracts to be a $15,375 liability, and expects approximately $8,403 associated with the swaps to be recognized as an increase of interest expense over the next twelve months.
The Company was party to an interest rate swap agreement which expired in January 2008, pursuant to which a notional $200,000 of its U.S. floating rate debt was exchanged for fixed rate debt. The swap was designated as a cash flow hedge of future interest payments of LIBOR based U.S. floor plan borrowings.
11. Off-Balance Sheet Arrangements
See Note 12 for a discussion of the Company’s lease obligations relating to properties associated with disposed franchises.
12. Commitments and Contingent Liabilities
The Company is involved in litigation which may relate to issues with customers, employment related matters, class action claims, purported class action claims, and claims brought by governmental authorities. As of December 31, 2008, the Company is not party to any legal proceedings, including class action lawsuits, that, individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company’s results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s results of operations, financial condition or cash flows. See MD&A — “Forward Looking Statements.”
The Company was party to a joint venture agreement with respect to one of the Company’s franchises pursuant to which the Company was required to repurchase its partner’s interest. The Company completed this repurchase on July 23, 2008 with a payment of $5,100.
The Company has historically structured its operations so as to minimize ownership of real property. As a result, the Company leases or subleases substantially all of its dealerships properties and other facilities. These leases are generally for a period of between five and 20 years, and are typically structured to include renewal options at the Company’s election. The Company estimates the total rent obligations under these leases including any extension periods it may exercise at its discretion and assuming constant consumer price indices to be $4.8 billion. Pursuant to the leases for some of the Company’s larger facilities, the Company is required to comply with specified financial rations, including a “rent coverage” ratio and a debt to EBITDA ratio, each as defined. For these leases, non-compliance with the ratios may require the Company to post collateral in the form of a letter of credit. A breach of the other lease covenants give rise to certain remedies by the landlord, the most severe of which include the termination of the applicable lease and acceleration of the total rent payments due under the lease, as defined.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Minimum future rental payments required under operating leases in effect as of December 31, 2008 are as follows:

2009	$167,445
2010	165,476
2011	164,627
2012	163,415
2013	162,695
2014 and thereafter	3,997,568

$4,821,226

Rent expense for the years ended December 31, 2008, 2007 and 2006 amounted to $159,802, $150,229 and $130,747, respectively. Of the total rental payments, $470, $455 and $9,860, respectively, were made to related parties during 2008, 2007 and 2006, respectively (See Note 13).
Since 1999, the Company has sold a number of dealerships to third parties. As a condition to the sale, the Company has at times remained liable for the lease payments relating to the properties on which those franchises operate. The aggregate rent paid by the tenants on those properties in 2008 was approximately $13,365, and, in aggregate, the Company currently guarantees or is otherwise liable for approximately $218,680 of lease payments, including lease payments during available renewal periods. The Company relies on the buyer of the franchise to pay the associated rent and maintain the property. In the event the buyer does not perform as expected (due to the buyer’s financial condition or other factors such as the market performance of the underlying vehicle manufacturer), the Company may not be able to recover amounts owed to it by the buyer. In this event, the Company could be required to fulfill these obligations, which could materially adversely affect its results of operations, financial condition or cash flows.
13. Related Party Transactions
The Company currently is a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC and its subsidiaries (together “AGR”), which are subsidiaries of Penske Corporation. During the years ended December 31, 2008, 2007 and 2006, the Company paid $470, $455 and $4,160, respectively, to AGR under these lease agreements. From time to time, we may sell AGR real property and improvements that are subsequently leased by AGR to us. In addition, we may purchase real property or improvements from AGR. Each of these transactions is valued at a price that is independently confirmed. During the year ended December 31, 2006, the Company sold AGR real property and/or improvements for $132, which was subsequently leased by AGR to the Company. There were no gains or losses associated with such sales. During the year ended December 31, 2006, the Company purchased $25,630 of real property and improvements from AGR. There were no purchase or sale transactions with AGR in 2007 or 2008.
The Company sometimes pays to and/or receives fees from Penske Corporation and its affiliates for services rendered in the normal course of business, or to reimburse payments made to third parties on each others’ behalf. These transactions and those relating to AGR mentioned above are reviewed periodically by the Company’s Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. During the years ended December 31, 2008, 2007 and 2006, Penske Corporation and its affiliates billed the Company $2,522, $3,989 and $5,396, respectively, and the Company billed Penske Corporation and its affiliates $27, $105 and $223, respectively, for such services. As of December 31, 2008 and 2007, the Company had $11 and $4 of receivables from and $313 and $358 of payables to Penske Corporation and its subsidiaries, respectively.
The Company and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to joint insurance policies (which includes the Company’s property policy), available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses by the Company and Penske Corporation that exceed the limit of liability for any policy or policy period, the total policy proceeds shall be allocated based on the ratio of premiums paid.
The general partner of PTL is Penske Truck Leasing Corporation, a wholly-owned subsidiary of Penske Corporation, which together with other wholly-owned subsidiaries of Penske Corporation, owns 40% of PTL. The remaining 51% of PTL is owned by GE Capital. The Company is party to a partnership agreement among the other partners which, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interests. In 2008, the Company received $2,691 from PTL in pro rata dividends. The Company is also party to a five year sublease pursuant to which PTL occupies a portion of one of our dealership locations in New Jersey for $87 per year plus its pro rata share of certain property expenses. During 2008, smart USA paid PTL $1,164 for assistance with roadside assistance and other services to smart fortwo owners, of which $860 includes pass-through expenses to be paid by PTL to third party vendors.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Pursuant to the stock repurchase program described in Note 15 below, the Company repurchased an aggregate of 950,000 shares of it’s outstanding common stock from Eustace W. Mita, a former director, for $10,300. The transaction prices were based on the closing prices of the Company’s common stock on the New York Stock Exchange on the dates the shares were acquired.
From time to time the Company enters into joint venture relationships in the ordinary course of business, pursuant to which it acquires automotive dealerships together with other investors. The Company may also provide these dealerships with working capital and other debt financing at costs that are based on the Company’s incremental borrowing rate. As of December 31, 2008, the Company’s automotive joint venture relationships were as follows:

		Ownership
Location	Dealerships	Interest
Fairfield, Connecticut	Audi, Mercedes-Benz, Porsche, smart	88.53	%(A)(B)
Edison, New Jersey	Ferrari, Maserati	70.00	%(B)
Las Vegas, Nevada	Ferrari, Maserati	50.00	%(C)
Munich, Germany	BMW, MINI	50.00	%(C)
Frankfurt, Germany	Lexus, Toyota	50.00	%(C)
Achen, Germany	Audi, Lexus, Toyota, Volkswagen	50.00	%(C)
Mexico	Toyota	48.70	%(C)
Mexico	Toyota	45.00	%(C)

(A)
An entity controlled by one of the Company’s directors, Lucio A. Noto (the “Investor”), owns an 11.47% interest in this joint venture, which entitles the Investor to 20% of the operating profits of the joint venture. In addition, the Investor has an option to purchase up to a 20% interest in the joint venture for specified amounts.

(B)	Entity is consolidated in the Company’s financial statements.

(C)	Entity is accounted for using the equity method of accounting.
14. Stock-Based Compensation
Key employees, outside directors, consultants and advisors of the Company are eligible to receive stock-based compensation pursuant to the terms of the Company’s 2002 Equity Compensation Plan (the “Plan”). The Plan originally allowed for the issuance of 4,200 shares for stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other awards. As of December 31, 2008, 2,254 shares of common stock were available for grant under the Plan. Compensation expense related to the Plan was $5,710, $5,045, and $3,610 during the years ended December 31, 2008, 2007 and 2006, respectively.
Restricted Stock
During 2008, 2007 and 2006, the Company granted 378, 269 and 245 shares, respectively, of restricted common stock at no cost to participants under the Plan. The restricted stock entitles the participants to vote their respective shares and receive dividends. The shares are subject to forfeiture and are non-transferable, which restrictions generally lapse over a four year period from the grant date. The grant date quoted market price of the underlying common stock is amortized to expense over the restriction period. As of December 31, 2008, there was $8,838 of total unrecognized compensation cost related to the restricted stock. That cost is expected to be recognized over the next 3.5 years.
Presented below is a summary of the status of the Company’s restricted stock as of December 31, 2007 and changes during the year ended December 31, 2008:

		Weighted Average
	Shares	Grant-Date Fair Value	Intrinsic Value
December 31, 2007	705	$19.24	$12,300
Granted	378	18.62
Vested	(327)	17.64
Forfeited	(16)	19.77

December 31, 2008	740	$19.45	$5,700

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
Stock Options
Options were granted by the Company prior to 2006. These options generally vested over a three year period and had a maximum term of ten years.
Presented below is a summary of the status of stock options held by participants during 2008, 2007 and 2006:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Stock Options	Shares	Price	Shares	Price	Shares	Price
Options outstanding at beginning of year	386	$9.11	733	$8.40	1,406	$8.20
Granted	—	—	—	—	—	—
Exercised	60	9.61	205	7.30	673	7.98
Forfeited	2	8.95	142	8.05	—	—

Options outstanding at end of year	324	$9.01	386	$9.11	733	$8.40

The following table summarizes the status of stock options outstanding and exercisable for the year ended December 31, 2008:

		Weighted	Weighted			Weighted
	Stock	Average	Average		Stock	Average
	Options	Remaining	Exercise	Intrinsic	Options	Exercise	Intrinsic
Range of Exercise Prices	Outstanding	Contractual Life	Price	Value	Exercisable	Price	Value
$3 to $6	85	1.8	$5.65	$653	85	$5.65	$653
$6 to $16	239	2.6	9.94	130	239	9.94	130

	324			$783	324		$783

During 2006, options to purchase 800 shares of common stock with an exercise price of $5.00 per share were exercised that were issued outside of the Plan in 1999. As of December 31, 2008, no options issued outside of the Plan were outstanding.
15. Equity
Share Repurchase
In 2007, the Company’s board of directors approved a stock repurchase program for up to $150,000 of outstanding common stock. During 2008, the Company repurchased 4.015 million shares of our outstanding common stock for $53,661, or an average of $13.36 per share.
On January 26, 2006, the Company repurchased 1,000 shares of our outstanding common stock for $18,960, or $18.96 per share.
Accumulated Other Comprehensive Income (Loss)
The components of accumulated other comprehensive income (loss), net of tax, follow:

			Accumulated
			Other
	Currency		Comprehensive
	Translation	Other	Income (Loss)
Balance at December 31, 2005	$24,876	$(3,046)	$21,830
Change	53,420	4,129	57,549

Balance at December 31, 2006	78,296	1,083	79,379
Change	12,745	7,864	20,609

Balance at December 31, 2007	91,041	8,947	99,988

Change	(134,088)	(11,890)	(145,978)

Balance at December 31, 2008	$(43,047)	$(2,943)	$(45,990)

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
“Other” represents changes associated with the accounting for immaterial items, including: two defined contribution plans in the U.K., changes in the fair value of interest rate swap agreements, and valuation adjustments relating to certain available for sale securities each of which has been excluded from net income and reflected in equity.
16. Income Taxes
Income taxes relating to (loss) income from continuing operations consisted of the following:

	Year Ended December 31,
	2008	2007	2006
Current:
Federal	$(17,884)	$9,382	$15,500
State and local	1,592	2,838	3,371
Foreign	17,332	24,309	19,010

Total current	1,040	36,529	37,881

Deferred:
Federal	(88,167)	15,869	18,762
State and local	(19,292)	3,489	3,128
Foreign	1,026	6,078	4,427

Total deferred	(106,433)	25,436	26,317

Income taxes relating to continuing operations	$(105,393)	$61,965	$64,198

Income taxes relating to income (loss) from continuing operations varied from the U.S. federal statutory income tax rate due to the following:

	Year Ended December 31,
	2008	2007	2006
Income taxes relating to continuing operations at federal statutory rate of 35%	$(180,592)	$64,290	$67,018
State and local income taxes, net of federal taxes	(12,836)	3,741	3,335
Foreign	(1,806)	(4,595)	(6,716)
Goodwill impairment	90,575	—	—
Other	(734)	(1,471)	561

Income taxes relating to continuing operations	$(105,393)	$61,965	$64,198

The components of deferred tax assets and liabilities at December 31, 2008 and 2007 were as follows:

	2008	2007
Deferred Tax Assets
Accrued liabilities	$41,362	$29,424
Net operating loss carryforwards	24,051	8,154
Interest rate swap	6,273	384
Other	3,503	7,374

Total deferred tax assets	75,189	45,336
Valuation allowance	(3,378)	(2,337)

Net deferred tax assets	71,811	42,999

Deferred Tax Liabilities
Depreciation and amortization	(51,748)	(189,595)
Partnership investments	(58,992)	(16,412)
Convertible notes	(36,982)	(34,111)
Other	(2,575)	(1,859)

Total deferred tax liabilities	(150,297)	(241,977)

Net deferred tax liabilities	$(78,486)	$(198,978)

As of December 31, 2008 and 2007, approximately $676,321 and $653,798 respectively, of the Company’s goodwill is deductible for tax purposes. The Company has established deferred tax liabilities related to the temporary differences relating to such tax deductible goodwill.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes” clarifies the accounting for uncertain tax positions, prescribing a minimum recognition threshold a tax position is required to meet before being recognized, and providing guidance on the derecognition, measurement, classification and disclosure relating to income taxes. The Company adopted FIN No. 48 as of January 1, 2007, pursuant to which the Company recorded a $4,430 increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings.
The movement in uncertain tax positions for the year ended December 31, 2008 was as follows:

Uncertain tax positions — January 1, 2008	$43,333
Gross increase — tax position in prior periods	2,751
Gross decrease — tax position in prior periods	(787)
Gross increase — current period tax position	50
Settlements	(1,453)
Lapse in statute of limitations	(1,481)
Foreign exchange	(9,512)

Uncertain tax positions — December 31, 2008	$32,901

The Company has elected to include interest and penalties in its income tax expense. The total interest and penalties included within uncertain tax positions at December 31, 2008 was $6,739. We do not expect a significant change to the amount of uncertain tax positions within the next twelve months. The Company’s U.S. federal returns remain open to examination for 2007 and various foreign and U.S. states jurisdictions are open for periods ranging from 2002 through 2007. The portion of the total amount of uncertain tax positions as of December 31, 2008 that would, if recognized, impact the effective tax rate was $21,939.
The Company does not provide for U.S. taxes relating to undistributed earnings or losses of its foreign subsidiaries. Income from continuing operations before income taxes of foreign subsidiaries (which subsidiaries are predominately in the United Kingdom) was $35,112, $103,395 and $84,635 during the years ended December 31, 2008, 2007 and 2006, respectively. It is the Company’s belief that such earnings will be indefinitely reinvested in the companies that produced them. At December 31, 2008, the Company has not provided U.S. federal income taxes on a total of $409,993 of earnings of individual foreign subsidiaries. If these earnings were remitted as dividends, the Company would be subject to U.S. income taxes and certain foreign withholding taxes.
At December 31, 2008, the Company has $32,763 of federal net operating loss carryforwards in the U.S. expiring in 2028, $185,845 of state net operating loss carryforwards in the U.S. that expire at various dates through 2028, U.S. federal and state credit carryforwards of $2,967 that will not expire, a U.K. net operating loss carryforward of $3,811 that will not expire, a U.K. capital loss of $3,504 that will not expire, and a German net operating loss of $742 that will not expire. A valuation allowance of $3,349 has been recorded against the state net operating loss carryforwards in the U.S. and a valuation allowance of $29 has been recorded against the U.S. state credit carryforwards.
The Company has classified its tax reserves as a long term obligation on the basis that management does not expect to make payments relating to those reserves within the next twelve months.
17. Segment Information
The Company’s operations are organized by management into operating segments by line of business and geography. The Company has determined it has three reportable segments as defined in SFAS No. 131: (i) Retail, consisting of our automotive retail operations, (ii) Distribution, consisting of our distribution of the smart fortwo vehicle, parts and accessories in the U.S. and Puerto Rico and (iii) PAG Investments, consisting of our investments in non-automotive retail operations. The Retail reportable segment includes all automotive dealerships and all departments relevant to the operation of the dealerships. The individual dealership operations included in the Retail segment have been grouped into five geographic operating segments which are aggregated into one reportable segment as their operations (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). The accounting policies of the segments are the same and are described in Note 1. In connection with the addition of PAG Investments, the third reportable segment, we have reclassified historical amounts to conform to our current segment presentation.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
The following table summarizes revenues, floor plan interest expense, other interest expense, debt discount amortization, depreciation and amortization, equity in earnings (loss) of affiliates and income (loss) from continuing operations before certain non-recurring items and income taxes, which is the measure by which management allocates resources to its segments and which we refer to as adjusted segment income (loss), for each of our reportable segments.

			PAG	Intersegment
	Retail	Distribution	Investments	Elimination	Total
Revenues
2008	$11,276,450	$409,640	$—	$(60,831)	$11,625,259
2007	12,768,202	—	—	—	12,768,202
2006	10,932,957	—	—	—	10,932,957
Floor plan interest expense
2008	$63,497	$667	$—	$—	$64,164
2007	73,148	—	—	—	73,148
2006	58,311	—	—	—	58,311
Other interest expense
2008	$54,322	$—	$—	$—	$54,322
2007	55,184	—	—	—	55,184
2006	48,286	—	—	—	48,286
Debt discount amortization
2008	$13,983	$—	$—	$—	$13,983
2007	12,896	—	—	—	12,896
2006	11,080	—	—	—	11,080
Depreciation and amortization
2008	$53,313	$402	$—	$—	$53,715
2007	49,868	—	—	—	49,868
2006	42,306	—	—	—	42,306
Equity in earnings (losses) of affiliates
2008	$3,293	$—	$13,220	$—	$16,513
2007	4,415	—	(331)	—	4,084
2006	7,339	—	862	—	8,201
Adjusted segment income (loss)
2008	$84,753	$30,525	$13,220	$(986)	$127,512
2007	202,367	—	(331)	—	202,036
2006	190,353	—	862	—	191,215
The following table reconciles total adjusted segment income (loss) to consolidated (loss) income from continuing operations before income taxes. Adjusted segment income (loss) excludes the items discussed below in order to enhance the comparability of segment income from period to period. The intangible impairment is associated with the Retail reportable segment as there is no goodwill reported in the Distribution or PAG Investments reportable segments.

	Year Ended December 31,
	2008	2007	2006
Adjusted segment income	$127,512	$202,036	$191,215
Intangible impairments	(643,459)	—	—
Loss on debt redemption	—	(18,634)	—

(Loss) income from continuing operations before income taxes	$(515,947)	$183,402	$191,215

Total assets, equity method investments, and capital expenditures by reporting segment are as set forth in the table below.

			PAG	Intersegment
	Retail	Distribution	Investments	Elimination	Total
Total assets
2008	$3,676,347	$47,054	$240,138	$(1,390)	$3,962,149
2007	4,622,223	36,073	8,795	—	4,667,091
Equity method investments
2008	$56,349	$—	$240,138	$—	$296,487
2007	53,957	—	8,795	—	62,752
Capital expenditures
2008	$207,574	$5,644	$—	$(2,103)	$211,115
2007	190,463	5,405	—	(1,443)	194,425
2006	222,198	—	—	—	222,198

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
The following table presents certain data by geographic area:

	Year Ended December 31,
	2008	2007	2006
Sales to external customers:
United States	$7,426,059	$8,026,926	$7,458,355
Foreign	4,199,200	4,741,276	3,474,602

Total sales to external customers	$11,625,259	$12,768,202	$10,932,957

Long-lived assets, net:
United States	$770,635	$459,031
Foreign	210,433	240,419

Total long-lived assets	$981,068	$699,450

The Company’s foreign operations are predominantly based in the United Kingdom.
18. Summary of Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2008(1)(2)(3)
Total revenues	$3,168,678	$3,331,054	$2,970,415	$2,155,112
Gross profit	487,402	496,162	457,318	347,465
Net income (loss) attributable to Penske Automotive Group common stockholders	31,896	37,830	22,183	(511,944)
Diluted earnings (loss) per share attributable to Penske Automotive Group common stockholders	$0.33	$0.40	$0.24	$(5.59)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2007(1)(2)(4)
Total revenues	$3,043,798	$3,328,600	$3,351,370	$3,044,434
Gross profit	456,189	487,113	494,373	457,167
Net income attributable to Penske Automotive Group common stockholders	12,711	38,484	41,529	27,537
Diluted earnings per share attributable to Penske Automotive Group common stockholders	$0.13	$0.40	$0.44	$0.29

(1)	As discussed in Note 4, the Company has treated the operations of certain entities as discontinued operations. The results for all periods have been restated to reflect such treatment.

(2)	Per share amounts are calculated independently for each of the quarters presented. The sum of the quarters may not equal the full year per share amounts due to rounding.

(3)
Results for the year ended December 31, 2008 include fourth quarter charges of $657,590, including $643,459, relating to goodwill and franchise asset impairments, as well as, an additional $14,131 of dealership consolidation and relocation costs, severance costs, and other asset impairment charges, and third quarter charges of $4,290 relating to severance costs, costs associated with the termination of an acquisition agreement, and insurance deductibles relating to damage sustained at our dealerships in the Houston market during Hurricane Ike.

(4)
Results for the year ended December 31, 2007 include charges of $18,634 relating to the redemption of $300,000 aggregate principal amount of 9.625% Senior Subordinated Notes during the first quarter and $6,267 relating to impairment losses during the fourth quarter.

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
19. Condensed Consolidating Financial Information
The following tables include condensed consolidating financial information as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006 for Penske Automotive Group, Inc. (as the issuer of the Convertible Notes and the 7.75% Notes), guarantor subsidiaries and non-guarantor subsidiaries (primarily representing foreign entities). The condensed consolidating financial information includes certain allocations of balance sheet, income statement and cash flow items which are not necessarily indicative of the financial position, results of operations and cash flows of these entities on a stand-alone basis.
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2008

			Penske		Non-
	Total		Automotive	Guarantor	Guarantor
	Company	Eliminations	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Cash and cash equivalents	$20,108	$—	$—	$14,060	$6,048
Accounts receivable, net	294,048	(196,465)	196,465	182,583	111,465
Inventories	1,589,105	—	—	1,001,571	587,534
Other current assets	88,251	—	2,711	59,931	25,609
Assets held for sale	15,534	—	—	1,643	13,891

Total current assets	2,007,046	(196,465)	199,176	1,259,788	744,547
Property and equipment, net	662,121	—	6,927	416,277	238,917
Intangible assets	974,035	—	—	542,185	431,850
Equity method investments	296,487	—	227,451	—	69,036
Other assets	22,460	(1,293,431)	1,300,546	12,169	3,176

Total assets	$3,962,149	$(1,489,896)	$1,734,100	$2,230,419	$1,487,526

Floor plan notes payable	$964,783	$—	$—	$659,531	$305,252
Floor plan notes payable — non-trade	506,688	—	—	268,988	237,700
Accounts payable	178,282	—	2,183	80,002	96,097
Accrued expenses	195,994	(196,465)	368	94,983	297,108
Current portion of long-term debt	11,305	—	—	978	10,327
Liabilities held for sale	23,060	—	—	1,460	21,600

Total current liabilities	1,880,112	(196,465)	2,551	1,105,942	968,084
Long-term debt	1,052,060	(138,341)	923,128	44,117	223,156
Other long-term liabilities	221,556	—	—	201,691	19,865

Total liabilities	3,153,728	(334,806)	925,679	1,351,750	1,211,105
Total equity	808,421	(1,155,090)	808,421	878,669	276,421

Total liabilities and equity	$3,962,149	$(1,489,896)	$1,734,100	$2,230,419	$1,487,526

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2007

			Penske		Non-
	Total		Automotive	Guarantor	Guarantor
	Company	Eliminations	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Cash and cash equivalents	$14,797	$—	$—	$480	$14,317
Accounts receivable, net	445,248	(210,645)	210,945	286,457	158,491
Inventories	1,662,003	—	—	914,402	747,601
Other current assets	64,998	—	3,399	27,958	33,641
Assets held for sale	114,697	—	—	79,423	35,274

Total current assets	2,301,743	(210,645)	214,344	1,308,720	989,324
Property and equipment, net	615,581	—	4,617	344,706	266,258
Intangible assets	1,665,898	—	—	1,072,078	593,820
Equity method investments	62,752	—	—	—	62,752
Other assets	21,117	(1,947,135)	1,951,861	12,382	4,009

Total assets	$4,667,091	$(2,157,780)	$2,170,822	$2,737,886	$1,916,163

Floor plan notes payable	$1,056,120	$—	$—	$560,851	$495,269
Floor plan notes payable — non-trade	468,830	—	—	293,190	175,640
Accounts payable	264,134	—	4,550	96,214	163,370
Accrued expenses	205,432	(210,645)	190	59,212	356,675
Current portion of long-term debt	14,522	—	—	496	14,026
Liabilities held for sale	82,578	—	—	43,494	39,084

Total current liabilities	2,091,616	(210,645)	4,740	1,053,457	1,244,064
Long-term debt	780,252	(237,616)	700,146	2,548	315,174
Other long-term liabilities	329,287	—	—	296,985	32,302

Total liabilities	3,201,155	(448,261)	704,886	1,352,990	1,591,540
Total equity	1,465,936	(1,709,519)	1,465,936	1,384,896	324,623

Total liabilities and equity	$4,667,091	$(2,157,780)	$2,170,822	$2,737,886	$1,916,163

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2008

			Penske		Non-
	Total		Automotive	Guarantor	Guarantor
	Company	Eliminations	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Revenues	$11,625,259	$—	$—	$6,849,126	$4,776,133
Cost of sales	9,836,912	—	—	5,748,897	4,088,015

Gross profit	1,788,347	—	—	1,100,229	688,118
Selling, general, and administrative expenses	1,491,164	—	26,436	938,655	526,073
Intangible impairments	643,459	—	—	611,520	31,939
Depreciation and amortization	53,715	—	1,233	31,412	21,070

Operating (loss) income	(399,991)	—	(27,669)	(481,358)	109,036
Floor plan interest expense	(64,164)	—	—	(37,439)	(26,725)
Other interest expense	(54,322)	—	(37,412)	(230)	(16,680)
Debt discount amortization	(13,983)	—	(13,983)	—	—
Equity in earnings of affiliates	16,513	—	10,827	—	5,686
Equity in earnings of subsidiaries	—	448,843	(448,843)	—	—

(Loss) income from continuing operations before income taxes	(515,947)	448,843	(517,080)	(519,027)	71,317
Income tax benefit (provision)	105,393	(89,185)	105,393	110,927	(21,742)

(Loss) income from continuing operations	(410,554)	359,658	(411,687)	(408,100)	49,575
Loss from discontinued operations, net of tax	(8,348)	8,348	(8,348)	(6,495)	(1,853)

Net (loss) income	(418,902)	368,006	(420,035)	(414,595)	47,722
Less: Income attributable to the non-controlling interest	1,133	—	—	—	1,133

Net (loss) income attributable to Penske Automotive Group common stockholders	$(420,035)	$368,006	$(420,035)	$(414,595)	$46,589

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2007

			Penske		Non-
	Total		Automotive	Guarantor	Guarantor
	Company	Eliminations	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Revenues	$12,768,202	$—	$—	$7,099,899	$5,668,303
Cost of sales	10,873,360	—	—	6,009,873	4,863,487

Gross profit	1,894,842	—	—	1,090,026	804,816
Selling, general, and administrative expenses	1,505,794	—	16,529	866,291	622,974
Depreciation and amortization	49,868	—	1,166	26,415	22,287

Operating income (loss)	339,180	—	(17,695)	197,320	159,555
Floor plan interest expense	(73,148)	—	—	(42,277)	(30,871)
Other interest expense	(55,184)	—	(31,060)	(97)	(24,027)
Debt discount amortization	(12,896)	—	(12,896)	—	—
Equity in earnings of affiliates	4,084	—	—	—	4,084
Loss on debt redemption	(18,634)	—	(18,634)	—	—
Equity in earnings of subsidiaries	—	(261,715)	261,715	—	—

Income from continuing operations before income taxes	183,402	(261,715)	181,430	154,946	108,741
Income tax provision	(61,965)	88,983	(61,965)	(54,555)	(34,428)

Income from continuing operations	121,437	(172,732)	119,465	100,391	74,313
Income (loss) from discontinued operations, net of tax	796	1,310	796	(1,473)	163

Net income	122,233	(171,422)	120,261	98,918	74,476
Less: Income attributable to the non-controlling interest	1,972	—	—	—	1,972

Net income attributable to Penske Automotive Group common stockholders	$120,261	$(171,422)	$120,261	$98,918	$72,504

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2006

			Penske		Non-
	Total		Automotive	Guarantor	Guarantor
	Company	Eliminations	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Revenues	$10,932,957	$—	$—	$6,607,478	$4,325,479
Cost of sales	9,277,493	—	—	5,580,906	3,696,587

Gross profit	1,655,464	—	—	1,026,572	628,892
Selling, general, and administrative expenses	1,312,467	—	15,153	805,797	491,517
Depreciation and amortization	42,306	—	1,427	23,432	17,447

Operating income (loss)	300,691	—	(16,580)	197,343	119,928
Floor plan interest expense	(58,311)	—	—	(38,090)	(20,221)
Other interest expense	(48,286)	—	(29,212)	(5)	(19,069)
Debt discount amortization	(11,080)	—	(11,080)	—	—
Equity in earnings of affiliates	8,201	—	—	—	8,201
Equity in earnings of subsidiaries	—	(245,915)	245,915	—	—

Income from continuing operations before income taxes	191,215	(245,915)	189,043	159,248	88,839
Income tax provision	(64,198)	84,300	(64,198)	(56,152)	(28,148)

Income from continuing operations	127,017	(161,615)	124,845	103,096	60,691
(Loss) from discontinued operations, net of tax	(6,550)	6,550	(6,550)	(6,152)	(398)

Net income	120,467	(155,065)	118,295	96,944	60,293
Less: Income attributable to non-controlling interests	2,172	—	—	—	2,172

Net income attributable to Penske Automotive Group common stockholders	$118,295	$(155,065)	$118,295	$96,944	$58,121

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2008

		Penske		Non-
	Total	Automotive	Guarantor	Guarantor
	Company	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Net cash from continuing operating activities	$405,378	$23,543	$204,089	$177,746

Investing Activities:
Purchase of equipment and improvements	(211,115)	(3,543)	(130,809)	(76,763)
Proceeds from sale — leaseback transactions	37,422	—	23,223	14,199
Dealership acquisitions, net	(147,089)	—	(98,589)	(48,500)
Purchase of Penske Truck Leasing Co., L.P. partnership interest	(219,000)	(219,000)	—	—
Other	(1,500)	—	—	(1,500)

Net cash from continuing investing activities	(541,282)	(222,543)	(206,175)	(112,564)

Financing Activities:
Proceeds from U.S. credit agreement term loan	219,000	219,000	—	—
Repayments under U.S. credit agreement term loan	(10,000)	(10,000)	—	—
Proceeds from mortgage facility	42,400	—	42,400	—
Net (repayments) borrowings of long-term debt	(1,520)	77,259	7,798	(86,577)
Net (repayments) borrowings of floor plan notes payable — non-trade	(52,563)	—	(63,658)	11,095
Payment of deferred financing costs	(661)	(521)	—	(140)
Proceeds from exercises of options, including excess tax benefit	825	825	—	—
Distributions from (to) parent	—	—	4,824	(4,824)
Repurchase of common stock	(53,661)	(53,661)	—	—
Dividends	(33,902)	(33,902)	—	—

Net cash from continuing financing activities	109,918	199,000	(8,636)	(80,446)

Net cash from discontinued operations	31,297	—	24,302	6,995

Net change in cash and cash equivalents	5,311	—	13,580	(8,269)
Cash and cash equivalents, beginning of period	14,797	—	480	14,317

Cash and cash equivalents, end of period	$20,108	$—	$14,060	$6,048

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2007

		Penske		Non-
	Total	Automotive	Guarantor	Guarantor
	Company	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Net cash from continuing operating activities	$300,727	$7,634	$115,063	$178,030

Investing Activities:
Purchase of equipment and improvements	(194,425)	(1,959)	(103,793)	(88,673)
Proceeds from sale — leaseback transactions	131,793	—	67,351	64,442
Dealership acquisitions, net	(180,721)	—	(121,025)	(59,696)
Other	15,518	8,764	—	6,754

Net cash from continuing investing activities	(227,835)	6,805	(157,467)	(77,173)

Financing Activities:
Net (repayments) borrowings of long-term debt	(34,190)	325,833	(287,212)	(72,811)
Net borrowings (repayments) of floor plan notes payable — non-trade	189,028	—	202,390	(13,362)
Proceeds from exercises of options, including excess tax benefit	2,614	2,614	—	—
Redemption of 9 5/8% senior subordinated debt	(314,439)	(314,439)	—	—
Distributions from (to) parent	—	—	17,002	(17,002)
Dividends	(28,447)	(28,447)	—	—

Net cash from continuing financing activities	(185,434)	(14,439)	(67,820)	(103,175)

Net cash from discontinued operations	107,310	—	108,285	(975)

Net change in cash and cash equivalents	(5,232)	—	(1,939)	(3,293)
Cash and cash equivalents, beginning of period	20,029	—	2,419	17,610

Cash and cash equivalents, end of period	$14,797	$—	$480	$14,317

PENSKE AUTOMOTIVE GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts) — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2006

		Penske		Non-
	Total	Automotive	Guarantor	Guarantor
	Company	Group, Inc.	Subsidiaries	Subsidiaries
	(In thousands)
Net cash from continuing operating activities	$125,124	$954	$115,706	$8,464

Investing Activities:
Purchase of equipment and improvements	(222,198)	(954)	(54,580)	(166,664)
Proceeds from sale — leaseback transactions	106,167	—	26,447	79,720
Dealership acquisitions, net	(368,193)	—	(134,122)	(234,071)

Net cash from continuing investing activities	(484,224)	(954)	(162,255)	(321,015)

Financing Activities:
Net (repayments) borrowings of long-term debt	(211,075)	(706,689)	338,866	156,748
Issuance of subordinated debt	750,000	750,000	—	—
Net (repayments) borrowings of floor plan notes payable — non-trade	(57,245)	—	(223,251)	166,006
Payment of deferred financing costs	(17,210)	(17,210)	—	—
Proceeds from exercises of options, including excess tax benefit	18,069	18,069	—	—
Repurchase of common stock	(18,955)	(18,955)	—	—
Distributions from (to) parent	—	—	5,144	(5,144)
Dividends	(25,215)	(25,215)	—	—

Net cash from continuing financing activities	438,369	—	120,759	317,610

Net cash from discontinued operations	(66,889)	—	(69,538)	2,649

Net change in cash and cash equivalents	12,380	—	4,672	7,708
Cash and cash equivalents, beginning of period	7,649	—	(2,253)	9,902

Cash and cash equivalents, end of period	$20,029	$—	$2,419	$17,610

Schedule II
PENSKE AUTOMOTIVE GROUP, INC.
VALUATION AND QUALIFYING ACCOUNTS

	Balance at		Deductions,	Balance at
	Beginning		Recoveries	End
Description	of Year	Additions	& Other	of Year
	(In thousands)
Year Ended December 31, 2008
Allowance for doubtful accounts	2,869	1,353	(2,147)	2,075
Tax valuation allowance	2,337	1,041	—	3,378
Year Ended December 31, 2007
Allowance for doubtful accounts	2,724	1,813	(1,668)	2,869
Tax valuation allowance	3,943	725	(2,331)	2,337
Year Ended December 31, 2006
Allowance for doubtful accounts	3,708	1,469	(2,453)	2,724
Tax valuation allowance	4,119	1,456	(1,632)	3,943